EXHIBIT A
     THIS REVISED EXHIBIT A, dated as of May 2, 2008, is Exhibit A to that certain Custodian Services Agreement dated as of November 17, 2006 between PFPC Trust Company and Highland Funds I. This Exhibit A is revised for the addition of Highland Healthcare Fund and shall supersede all previous forms of this Exhibit A.
PORTFOLIOS
HIGHLAND EQUITY OPPORTUNITIES FUND
HIGHLAND HIGH INCOME FUND
HIGHLAND INCOME FUND
HIGHLAND HEALTHCARE FUND

PFPC TRUST COMPANY
By:	/s/ Edward A. Smith III
	Name:	Edward A. Smith III
	Title:	Vice President & Senior Director

Agreed: HIGHLAND FUNDS I
By:	/s/ Joe Dougherty
	Name:	Joe Dougherty
	Title:	Senior Vice President